Exhibit 99.1

Penn Virginia Corporation Reports Second Quarter 2017 Results

and Provides Operational Update

—Recently Announced Acquisition of Eagle Ford Properties

Expected to Provide Significant Long-Term Upside—

HOUSTON, (GLOBE NEWSWIRE), August 8, 2017 - Penn Virginia Corporation (“Penn Virginia” or the “Company”) (NASDAQ: PVAC) today announced its financial and operational results for the second quarter 2017.

Recent Key Operational and Second Quarter Highlights

•	Production reached 10,159 BOEPD in the second quarter of 2017, of which 74% was crude oil, an increase of approximately 8% over the first quarter of 2017;

•	The Lager 3H well continues to exceed the Company’s type curve with a current flow rate of approximately 1,000 barrels of oil equivalent per day (“BOEPD”), of which 70% is crude oil, with over 95 days online and active choke management;

•	The recently completed Zebra 6H and 7H wells have exhibited strong initial production rates and are outperforming the Company’s type curve;

•	Entered into a definitive agreement to acquire 19,600 net acres contiguous to the Company’s core operations in the Eagle Ford, offering an expanded well inventory including the opportunity for extended reach laterals (“XRLs”) with PV10 breakeven pricing of less than $30 per barrel;

•	Comparing the second and first quarters of 2017:

•	Total product revenues increased by 5% to $36.3 million, of which 89% was generated by crude oil sales;

•	Total direct operating expenses increased 1% to $12.9 million, but decreased 6% on a per barrel of oil equivalent (“BOE”) basis to $13.96 per BOE;

•	Operating income was $11.4 million, down 1%;

•	Net income was $21.3 million, as compared to $28.1 million, with the decrease primarily associated with lower derivatives income; and

•	Adjusted EBITDAX(1) was $23.1 million, an increase of almost 15%;

•	The Company’s borrowing base under its credit facility was increased over 55%, from $128 million to $200 million in the second quarter of 2017. At the end of the quarter, the Company had liquidity of approximately $172 million.

(1)	Adjusted EBITDAX is a non-GAAP measure. Definitions of non-GAAP financial measures and reconciliations of non-GAAP financial measures to the closest GAAP-based measures appear at the end of this release.

Management Comment

“During the second quarter, we continued to build on the positive momentum we achieved in the first quarter,” said John A. Brooks, Interim Principal Executive Officer and Chief Operating Officer. “Our recently announced acquisition of contiguous assets in the Eagle Ford will allow us to further accelerate our production growth.”

Mr. Brooks continued, “The recent success we have seen with our drilling program, especially with the strong performance of the Lager 3H in Area 2, gives us confidence in our ability to further capitalize on opportunities within our legacy acreage and the properties we are acquiring. This strategic transaction is a bolt on to our existing acreage footprint so our operating team knows the area very well. Most important, the acquisition provides Penn Virginia the opportunity for drilling a significant number of XRLs that generate superior economics.

“On the acquired acreage, we have identified 91 gross locations in the lower Eagle Ford formation, with 43 of these locations identified for XRLs, including 26 locations that have the potential to be 10,000 feet or greater. Beyond the superior economics associated with drilling longer laterals complemented by higher working interests, we also see further upside in testing the upper Eagle Ford/Austin Chalk, centralizing operations and gaining scale.”

Mr. Brooks concluded, “While we see significant opportunity across our soon to be expanded core acreage position, we remain focused on ensuring we maintain a healthy balance sheet and ample liquidity. We will do this by continuing to focus on high return projects and capital discipline, including primarily drilling within cash flow with a target leverage ratio of net debt to EBITDAX of 1.5x or below. As we implement our capital plan on the combined assets, we believe we will achieve this goal by the end of 2018.”

Devon Eagle Ford Acquisition

As previously announced, Penn Virginia entered into a definitive agreement to acquire Eagle Ford assets located primarily in Lavaca County, Texas for $205 million in cash from Devon Energy Corporation (“Devon”). The Company anticipates the acquisition will close on or before September 30, 2017, with an effective date of March 1, 2017. Penn Virginia expects the purchase price will be adjusted downwards by approximately $15 million to reflect estimated net cash flows from the effective date to closing, resulting in a net purchase price of approximately $190 million. The acquisition is expected to be funded with $150 million of new committed debt financing and borrowings under the Company’s credit facility.

The acquisition is accretive to Penn Virginia under all measures, including earnings, cash flow and net asset value per share. Further, the Company estimates it is purchasing the acreage at an attractive price of approximately $2,900 per net acre, after reducing for production value, the aforementioned purchase price adjustment, over-riding royalty interest in non-acquired acreage, and the value of the acquired midstream assets.

Second Quarter 2017 Operating Results

Total production in the second quarter of 2017 increased approximately 8% to 10,159 BOEPD, or 925 thousand barrels of oil equivalent (“MBOE”). Approximately 74%, or 685 MBOE, was from crude oil, 14% from natural gas liquids (“NGLs”), and 12% from natural gas.

The table below shows production results and related operating information for the Company’s Area 1 (two-string) and Area 2 (three-string) lower Eagle Ford wells:

	Gross / Net	Lateral	Frac		24 Hour IP Average Gross Daily Production Rates(1)			30-Day Average Gross Daily Production Rates(1)
	Wells	Length	Stages	Proppant	Oil Rate	Equivalent Rate	Oil Percentage	Oil Rate	Equivalent Rate	Oil Percentage
		Feet		lb per foot	BOPD/1000 ft	BOEPD/1000ft		BOPD/1000 ft	BOEPD/1000ft
2-String Area 1 Type Curve		6,000	30	2,000	225	251	90%	169	189	90%
Sable Pad (4H - 5H)(2)	2 /1.2	6,401	32	2,404	399	423	94%	174	185	94%
Axis Pad (1H - 3H)	3 /1.9	7,056	35	2,484	278	299	93%	167	179	93%
Kudu Pad (6H - 9H)	4 /1.7	5,429	27	2,415	261	283	92%	152	162	94%
Lager 3H(3)(4)	1 / .4	7,920	40	2,452	245	317	77%	175	240	73%
Zebra Pad (6H-7H)(3)	2 / .9	4,726	28	2,876	287	322	89%	208	223	94%

(1)	Wellhead rate only. The natural gas liquids yield is 135 to 155 barrels per million cubic feet of natural gas.
(2)	Excludes the Sable 6H which had operational issues and only had 9 open stages at the time of measuring the 24-hour and 30-day IP rates. The remaining stages were subsequently opened to flow.
(3)	Choke management in effect.
(4)	Area 2 well with higher expected gas to oil ratio than Area 1 type curve.

Penn Virginia drilled seven gross (2.3 net) and turned to sales seven gross (3.0 net) Eagle Ford wells during the quarter.

During the second quarter of 2017, Penn Virginia turned to sales four wells from the Kudu pad, located in the northern portion of Area 1. The Company has an average working interest of 43.7% in each of the Kudu wells. On average, the wells had a 30-day IP of 806 BOEPD (94% oil), or 162 BOEPD per 1,000 feet of lateral.

The Zebra 6H and 7H wells on the two-well Zebra pad were also completed and turned to sales in the second quarter. These two wells targeted the lower Eagle Ford Shale in Area 1. The wells were drilled approximately 400 feet apart. The Company has a 42.5% working interest and is the operator of both wells. On average, the wells had a 30-day IP of 1,058 BOEPD (94% oil), or 223 BOEPD per 1,000 feet of lateral.

The Company’s first well that utilized its slickwater completion design in Area 2 of the lower Eagle Ford Shale was completed in April 2017. The Lager 3H well has been on line for over 95 days with cumulative production of approximately 136 MBOE (70% oil) and is currently producing approximately 1,000 BOEPD. As a result of the acquisition, Penn Virginia will increase its working interest in the Lager 3H well from approximately 41% to 96%.

Penn Virginia is actively managing the choke size on the Zebra pad and Lager 3H in order to maintain pressure, which should ultimately increase recoverable reserves. These three wells are currently outperforming the Company’s type curve. Additionally, given the success of the Lager 3H well, the Company is accelerating drilling in Area 2. The Schacherl-Effenberger pad, which was originally designed as a one-well pad, will now be a two-well pad. These two wells are scheduled to be drilled in fourth quarter of 2017.

The Company has begun completion operations on its eight-well “super pad”, consisting of the adjoining four-well Chicken Hawk pad and the four-well Jake Berger pad. Two of the wells are targeting the upper Eagle Ford Shale/lower Austin Chalk and six wells are targeting the lower Eagle Ford Shale, testing the “stack and stagger” completion technique. The wells are in Area 1 and spaced approximately 400 feet apart and are expected to be turned to sales in late third quarter.

In the second quarter of 2017, the Company leased and/or extended approximately 1,000 net acres, increasing its core acreage position to approximately 57,000 net acres with approximately 530 gross (more than 350 net) drilling locations. Approximately 93 percent of Penn Virginia’s core acreage is held by production.

Second Quarter 2017 Financial Results

Total product revenues were $36.3 million in the second quarter of 2017 compared to $34.7 million in the first quarter of 2017, primarily due to an 8% increase in production that was partially offset by a decline in commodity prices. Crude oil sales contributed approximately 89% of total product revenues.

The average realized price for crude oil declined 4% from the previous quarter to $47.25 per barrel in the second quarter of 2017. Including cash settlements from oil derivatives, the realized price for crude oil was $46.57, which was 1% higher than the first quarter. The realized price of NGLs decreased from $19.34 per barrel in the previous quarter to $15.59 per barrel ($0.37 per gallon) in the second quarter. The realized price of natural gas was $2.88 per thousand cubic feet (Mcf), a 6% decrease from the previous quarter. The total realized equivalent price for all production without the impact of derivatives during the second quarter was $39.24 per BOE.

Total direct operating expenses consisting of cash general & administrative (“G&A”) expense, lease operating expense (“LOE”), gathering, processing & transportation expense (“GPT”), and severance and ad valorem taxes were $12.9 million, or $13.96 per BOE, in the second quarter of 2017 compared to $12.7 million, or $14.89 per BOE, in the first quarter.

Operating income was $11.4 million in the second quarter of 2017 as compared to operating income of $11.6 million in the previous quarter due to higher depreciation, depletion and amortization expense.

Net income for the second quarter of 2017 was $21.3 million, or $1.42 per diluted share, compared to a net income of $28.0 million, or $1.87 per share, in the first quarter of 2017. Significantly contributing to the decrease was a lower gain on derivatives of $11.0 million in the second quarter of 2017 compared to a $17.0 million gain in the previous quarter.

Adjusted EBITDAX(1) was $23.1 million in the second quarter of 2017, a 15% increase from the first quarter of 2017. Significantly contributing to the second quarter increase was an 8% increase in volumes, most of which was attributable to crude oil.

(1)	Adjusted EBITDAX is a non-GAAP measure. Definitions of non-GAAP financial measures and reconciliations of non-GAAP financial measures to the closest GAAP-based measures appear at the end of this release.

Hedging Update

Penn Virginia has hedged a substantial portion of its proved developed crude oil production through the end of 2019. The Company is currently unhedged with respect to NGL and natural gas production. Upon closing of the pending Devon transaction, Penn Virginia expects to hedge a significant portion of the oil and natural gas production associated with the acquired production.

The table below sets forth the Company’s current oil hedge positions:

	Oil Volumes Barrels Per Day	Average Swap Price ($/barrel)
2017 (remaining)	4,408	$48.59
2018	4,476	$49.37
2019	2,916	$49.75

Capital Resources and Liquidity

As of June 30, 2017, Penn Virginia had $37.0 million outstanding on its credit facility and liquidity of $172.3 million, consisting of $163.0 million undrawn capacity on its credit facility, $0.8 million outstanding in issued letters of credit, and $10.1 million of cash. As of August 4, 2017, the Company had outstanding borrowings of $47 million and liquidity of $158 million, including $6 million in cash.

The Company expects to finance the recently announced acquisition with $150 million of new committed debt financing and borrowings under the Company’s credit facility. In addition, Penn Virginia is in discussions with its bank lending group to further amend and increase its reserve-based credit facility beyond the current borrowing base of $200 million.

The Company is committed to maintaining financial discipline and a strong balance sheet with a targeted net debt to EBITDAX of 1.5x or below. Penn Virginia believes it will achieve that level by the end of 2018 through the development of the combined assets.

Guidance

The table below sets forth the Company’s current operational guidance for 2017 and 2018, which has been updated to reflect the closing of the pending acquisition on September 30, 2017.

	2017		2018
		% oil		% oil
Production (BOEPD)
Third quarter	9,200 - 9,600	74%
Fourth quarter (exit rate)	14,600 - 15,200	74%	21,000 - 23,000	74%
Full year	10,600 - 11,200	73%	20,000 - 22,000	74%
Realized Price Differentials
Oil (off WTI, per barrel)	$2.00 - $2.50
Natural gas (off Henry Hub, per MMBtu)	$0.10 - $0.20
Direct operating expenses
Cash G&A expense ($ million)	$12 - $14
Lease operating expense (per BOE)	$5.00 - $5.50
GPT expense (per BOE)	$2.75 - $3.00
Ad valorem and production taxes (% of production revenues)	5.75% - 6.25%
Capital expenditures ($ million)	$140 - $160		$220 - $240

Average daily production in the 2017 third quarter is expected to be 9,200 to 9,600 BOEPD with approximately 74% of production comprised of crude oil. The Company anticipates a decline in volume in the third quarter compared to the second quarter due to a delay in the completion of the eight-well “super pad” to late in the third quarter. The Company expects total 2017 production volumes to range between 3.9 and 4.1 MMBOE, or 10,600 to 11,200 BOEPD, with approximately 73% comprised of crude oil. Capital spending for the full year 2017 is anticipated at $140 million to $160 million, with approximately 90% being directed to drilling and completions in the Eagle Ford. Penn Virginia expects well costs to increase slightly from previous guidance with its Area 1 Gen 3 design wells anticipated to cost between $5.0 million and $5.2 million, and its Gen 4 design wells expected to cost between $5.3 million to $5.7 million for an average 6,000-foot lateral.

Second Quarter 2017 Conference Call

A conference call and webcast covering second quarter 2017 financial and operational results is scheduled for Wednesday, August 9, 2017 at 11:00 a.m. EDT. Prepared remarks will be followed by a question and answer period. Investors and analysts may participate via phone by dialing toll free 877-316-5288 (international: 734-385-4977) five to 10 minutes before the scheduled start time, or via webcast by logging on to our website, www.pennvirginia.com, at least 15 minutes prior to the scheduled start time to download supporting materials and install any necessary audio software. An on-demand replay of the webcast will also be available at our website beginning shortly after the webcast.

EnerCom Conference

Penn Virginia will participate in EnerCom’s 22nd The Oil & Gas Conference® to be held in Denver, CO on August 14-17, 2017. Penn Virginia’s presentation will begin at 12:05 ET on Wednesday, August 16, 2017. A link to the webcast and presentation will be available on the Company’s website at www.pennvirginia.com.

About Penn Virginia Corporation

Penn Virginia Corporation is an independent oil and gas company engaged in the exploration, development and production of oil, NGLs and natural gas in various domestic onshore regions of the United States, with a primary focus in the Eagle Ford Shale in south Texas. For more information, please visit our website at www.pennvirginia.com.

Cautionary Statement Regarding Estimates and Guidance The estimates and guidance presented in this release do not include any acquisitions of additional properties, including the Devon acreage. These estimates and guidance are based on assumptions of capital expenditure levels, prices for oil, natural gas and NGLs, current indications of supply and demand for oil, well results and current operating costs. The guidance provided in this release does not constitute any form of guarantee or assurance that the matters indicated will be achieved. While we believe the estimates and guidance, and the assumptions on which they are based are reasonable, they are inherently uncertain and are subject to, among other things, significant business, economic, operational and regulatory risks and uncertainties and are subject to material revision. Projections regarding the Devon acreage that we do not yet own or operate are inherently more speculative than statements regarding our acreage. Actual results may differ materially from estimates and guidance. Please read “Forward Looking Statements.”

Forward-Looking Statements

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We use words such as “guidance,” “projects,” “estimates,” “expects,” “continues,” “intends,” “plans,” “believes,” forecasts,” “future,” and variations of such words or similar expressions in this press release to identify forward-looking statements. Because such statements include assumptions, risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: timing, costs and unknown risked related to the pending acquisition, the Company’s ability to realize expected benefits of the pending acquisition and the risk the acquisition in not consummated as expected; potential adverse effects of the completed bankruptcy proceedings on our liquidity, results of operations, business prospects, ability to retain financing and other risks and uncertainties related to our emergence from bankruptcy; our ability to satisfy our short-term and long-term liquidity needs, including our inability to generate sufficient cash flows from operations or to obtain adequate financing to fund our capital expenditures and meet working capital needs; negative events or publicity adversely affecting our ability to maintain our relationships with our suppliers, service providers, customers, employees, and other third parties; new capital structure and the adoption of fresh start accounting, including the risk that assumptions and factors used in estimating enterprise value vary significantly from the current estimates in connection with the application of fresh start accounting; plans, objectives, expectations and intentions contained in this press release that are not historical; our ability to execute our business plan in the current commodity price environment; any decline in and volatility of commodity prices for oil, NGLs, and natural gas; our anticipated production and development results; our ability to develop, explore for, acquire and replace oil and natural gas reserves and sustain production; our ability to generate profits or achieve targeted reserves in our development and exploratory drilling and well operations; any impairments, write-downs or write-offs of our reserves or assets; the projected demand for and supply of oil, NGLs and natural gas; our ability to contract for drilling rigs, frac crews, supplies and services at reasonable costs; our ability to obtain adequate pipeline transportation capacity for our oil and gas production at reasonable cost and to sell the production at, or at reasonable discounts to, market prices; the uncertainties inherent in projecting future rates of production for our wells and the extent to which actual production differs from that estimated in our proved oil and natural gas reserves; drilling and operating risks; concentration of assets; our ability to compete effectively against other oil and gas companies; leasehold terms expiring before production can be established and our ability to replace expired leases; costs or results of any strategic initiatives; environmental obligations, results of new drilling activities, locations and methods, costs and liabilities that are not covered by an effective indemnity or insurance; the timing of receipt of necessary regulatory permits; the effect of commodity and financial derivative arrangements; the occurrence of unusual weather or operating conditions, including force majeure events; our ability to retain or attract senior management and key employees; counterparty risk related to the ability of these parties to meet their future obligations; compliance with and changes in governmental regulations or enforcement practices, especially with respect to environmental, health and safety matters; physical, electronic and cybersecurity breaches; litigation that impacts us, our assets or our midstream service providers; uncertainties relating to general domestic and international economic and political conditions; and other risks set forth in our filings with the SEC. Additional information concerning these and other factors can be found in our press releases and public filings with the SEC. Many of the factors that will determine our future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The statements in this release speak only as of the date of this release. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law.

Contact:

Steve Hartman

Chief Financial Officer

(713) 722-6529

invest@pennvirginia.com

PENN VIRGINIA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - unaudited

(in thousands, except per share data)

	Successor	Successor	Predecessor	Successor	Predecessor
	Three Months	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended	Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2017	2017	2016	2017	2016
Revenues
Crude oil	$32,351	$30,073	$32,019	$62,424	$57,985
Natural gas liquids (NGLs)	2,043	2,302	2,431	4,345	4,384
Natural gas	1,880	2,343	1,917	4,223	4,319

Total product revenues	36,274	34,718	36,367	70,992	66,688
Gain (loss) on sales of assets, net	(134)	65	910	(69)	757
Other, net	142	203	(125)	345	204

Total revenues	36,282	34,986	37,152	71,268	67,649
Operating expenses
Lease operating	5,370	4,916	5,225	10,286	11,417
Gathering, processing and transportation	2,555	2,551	4,650	5,106	8,468
Production and ad valorem taxes	2,119	1,979	2,163	4,098	2,916
General and administrative	2,873	3,281	12,982	6,154	30,686

Total direct operating expenses	12,917	12,727	25,020	25,644	53,487
Share-based compensation - equity classified awards	848	846	1,966	1,694	1,364
Exploration	—	—	4,320	—	5,647
Depreciation, depletion and amortization	11,076	9,810	11,746	20,886	25,558

Total operating expenses	24,841	23,383	43,052	48,224	86,056

Operating income (loss)	11,441	11,603	(5,900)	23,044	(18,407)
Other income (expense)
Interest expense	(1,274)	(538)	(32,221)	(1,812)	(56,655)
Derivatives	11,061	17,016	(21,759)	28,077	(17,267)
Other	101	—	(6)	101	(1,030)
Reorganization items, net	—	—	(7,380)	—	(7,380)

Income (loss) before income taxes	21,329	28,081	(67,266)	49,410	(100,739)
Income tax benefit (expense)	—	—	—	—	—

Net income (loss)	21,329	28,081	(67,266)	49,410	(100,739)
Preferred stock dividends	—	—	(2,820)	—	(5,972)

Net income (loss) attributable to common shareholders	$21,329	$28,081	$(70,086)	$49,410	$(106,711)

Net income (loss) per share:
Basic	$1.42	$1.87	$(0.79)	$3.30	$(1.22)
Diluted	$1.42	$1.87	$(0.79)	$3.27	$(1.22)
Weighted average shares outstanding, basic	14,992	14,992	89,051	14,992	87,496
Weighted average shares outstanding, diluted	15,050	14,992	89,051	15,097	87,496

	Successor	Successor	Predecessor	Successor	Predecessor
	Three Months	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended	Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2017	2017	2016	2017	2016
Production
Crude oil (MBbls)	685	608	791	1,293	1,764
NGLs (MBbls)	131	119	187	250	400
Natural gas (MMcf)	653	765	1,070	1,418	2,318
Total crude oil, NGL and natural gas production (MBOE)	925	855	1,156	1,779	2,551
Prices
Crude oil ($ per Bbl)	$47.25	$49.47	$40.48	$48.29	$32.87
NGLs ($ per Bbl)	$15.59	$19.34	$13.01	$17.38	$10.95
Natural gas ($ per Mcf)	$2.88	$3.06	$1.79	$2.98	$1.86
Prices - Adjusted for derivative settlements
Crude oil ($ per Bbl)	$46.57	$46.19	$61.20	$46.39	$59.49
NGLs ($ per Bbl)	$15.59	$19.34	$13.01	$17.38	$10.95
Natural gas ($ per Mcf)	$2.88	$3.06	$1.79	$2.98	$1.86

PENN VIRGINIA CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS - unaudited

(in thousands)

	June 30, 2017	December 31, 2016
Assets
Current assets	$58,684	$38,884
Net property and equipment	272,461	247,473
Other assets	6,007	5,329

Total assets	$337,152	$291,686

Liabilities and shareholders’ equity
Current liabilities	$59,263	$62,629
Credit facility	37,000	25,000
Other liabilities	4,193	18,509
Total shareholders’ equity	236,696	185,548

Total liabilities and shareholders’ equity	$337,152	$291,686

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - unaudited

(in thousands)

	Successor	Successor	Predecessor	Successor	Predecessor
	Three Months Ended June 30,	Three Months Ended March 31,	Three Months Ended June 30,	Six Months Ended June 30,	Six Months Ended June 30,
	2017	2017	2016	2017	2016
Cash flows from operating activities
Net income (loss)	$21,329	$28,081	$(67,266)	$49,410	$(100,739)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	11,076	9,810	11,746	20,886	25,558
Accretion of firm transportation obligation	—	—	142	—	317
Derivative contracts:
Net losses (gains)	(11,061)	(17,016)	21,759	(28,077)	17,267
Cash settlements, net	(466)	(1,992)	16,393	(2,458)	46,952
(Gain) loss on sales of assets, net	134	(65)	(910)	69	(757)
Non-cash exploration expense	—	—	857	—	1,713
Non-cash interest expense	800	188	20,920	988	22,189
Share-based compensation (equity-classified)	848	846	1,966	1,694	1,364
Other, net	20	18	(9)	38	(13)
Changes in operating assets and liabilities	4,195	(10,728)	11,644	(6,533)	31,922

Net cash provided by operating activities	26,875	9,142	17,242	36,017	45,773

Cash flows from investing activities
Capital expenditures	(25,842)	(17,741)	(570)	(43,583)	(14,575)
Proceeds from sales of assets, net	—	—	—	—	126
Other, net	—	—	1,186	—	1,186

Net cash used in (provided by) investing activities	(25,842)	(17,741)	616	(43,583)	(13,263)

Cash flows from financing activities
Proceeds from credit facility borrowings	7,000	7,000	—	14,000	—
Repayment of credit facility borrowings	—	(2,000)	(5,393)	(2,000)	(5,468)
Debt issuance costs paid	(1,090)	—	—	(1,090)	—
Proceeds received from rights offering, net	55	—	—	55	—
Other, net	(25)	(30)	—	(55)	—

Net cash provided by (used in) financing activities	5,940	4,970	(5,393)	10,910	(5,468)

Net (decrease) increase in cash and cash equivalents	6,973	(3,629)	12,465	3,344	27,042
Cash and cash equivalents - beginning of period	3,132	6,761	26,532	6,761	11,955

Cash and cash equivalents - end of period	$10,105	$3,132	$38,997	$10,105	$38,997

PENN VIRGINIA CORPORATION

CERTAIN NON-GAAP FINANCIAL MEASURES - unaudited

(in thousands)

	Successor	Successor	Predecessor	Successor	Predecessor
	Three Months	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended	Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2017	2017	2016	2017	2016
Reconciliation of GAAP “Net income (loss)” to Non-GAAP “Adjusted EBITDAX”
Net income (loss)	$21,329	$28,081	$(67,266)	$49,410	$(100,739)
Adjustments to reconcile to Adjusted EBITDAX:
Interest expense	1,274	538	32,221	1,812	56,655
Income tax (benefit) expense	—	—	—	—	—
Depreciation, depletion and amortization	11,076	9,810	11,746	20,886	25,558
Exploration	—	—	4,320	—	5,647
Share-based compensation expense (equity-classified)	848	846	1,966	1,694	1,364
Loss (gain) on sale of assets, net	134	(65)	(910)	69	(757)
Accretion of firm transportation obligation	—	—	142	—	317
Adjustments for derivatives:
Net losses (gains)	(11,061)	(17,016)	21,759	(28,077)	17,267
Cash settlements, net	(466)	(1,992)	16,393	(2,458)	46,952
Adjustment for special items:
Reorganization items, net	—	—	7,380	—	7,380
Strategic and financial advisory costs	—	—	6,973	—	18,036
Restructuring expenses	—	(20)	351	(20)	1,099

Adjusted EBITDAX	$23,134	$20,182	$35,075	$43,316	$78,779

Adjusted EBITDAX represents net income (loss) before interest expense, income tax expense (benefit), depreciation, depletion and amortization expense, and share-based compensation expense, further adjusted to exclude the effects of gains or losses on sale of assets, accretion of firm transportation obligation, non-cash changes in the fair value of derivatives, strategic and financial advisory costs, restructuring expenses and other non-cash items. We believe this presentation is commonly used by investors and professional research analysts in the valuation, comparison, rating, investment recommendations of companies within the oil and gas exploration and production industry. We use this information for comparative purposes within our Industry. Adjusted EBITDAX is not a measure of financial performance under GAAP and should not be considered as a measure of liquidity or as an alternative to net income (loss). Adjusted EBITDAX as defined by Penn Virginia may not be comparable to similarly titled measures used by other companies and should be considered in conjunction with net income (loss) and other measures prepared in accordance with GAAP, such as operating income or cash flows from operating activities. Adjusted EBITDAX should not be considered in isolation or as a substitute for an analysis of Penn Virginia’s results as reported under GAAP.